Exhibit 99

MVB Financial Corp. to Enter Jefferson County

MVB Financial Corp. (“MVB”), Fairmont, West Virginia today announced the signing of a definitive purchase agreement to acquire the Charles Town, West Virginia branch office Susquehanna Bank, a subsidiary of Susquehanna Bancshares, Inc. The branch office is located at 88 Somerset Boulevard in Charles Town. As of May 31, the branch office had approximately $16.7 million in deposits. Terms of the transaction were not disclosed.

With this transaction, MVB is entering the vibrant Jefferson County market. Jefferson County is one of the fastest growing counties in the state due to its proximity to the metropolitan Washington D.C. area. Upon consummation of the sale, MVB will have 5 offices in 4 West Virginia counties and assets of over $136 million.

James R. Martin, President and CEO of MVB, said, “Entering into the Eastern Panhandle represents a strategic extension of our current market. We are committed to growing our franchise in Jefferson County and have recently hired two veteran bankers, Brenda Poston and Susan Mauck who are already working from loan production offices in historic Charles Town and also in Martinsburg. They can be contacted with questions, lending needs or for information regarding stock purchases in MVB Financial Corp. at 304-728-9500 or 304-263-3322. We expect these individuals to complement the current branch team and deliver high quality personal service with decisions made locally. We expect that MVB’s products will be well received by new and existing clients and that MVB’s service quality will appeal to them as well.”

The sale is subject to regulatory approval and other conditions customary for transactions of this nature. The parties anticipate closing the transaction in the fourth quarter of 2005.

The above description of the transaction does not purport to be a complete statement of the parties’ rights and obligations under the Agreement and is qualified in its entirety by reference to the Agreement.

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. There can be no assurance that actual results, performance or achievements will be attained. MVB does not update any forward-looking statements that may be made from time to time by or on behalf of MVB or MVB Bank.